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                                                               [Abraham Lincoln]
                                                                    [XX-0123456]

                   The Lincoln National Life Insurance Company
                                 A Stock Company
     Executive Office: 1300 South Clinton Street . Fort Wayne, Indiana 46801
                Administrative Office: P.O. Box 7890, Fort Wayne,
                        Indiana 46801-7890 (888)-916-4900

                                ANNUITY CONTRACT

               Single Premium Immediate Fixed and Variable Annuity
                                Nonparticipating

The Lincoln National Life Insurance Company ("Lincoln National") agrees to provide the benefits and other rights described in this Contract in accordance with the terms of this Contract.

READ THIS CONTRACT CAREFULLY. This is a legal contract between the Owner and Lincoln National. We want to be sure you understand the features and benefits contained in this Contract. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR CONTRACT CAREFULLY. If you have any questions after reading the Contract, we hope you will contact your representative or the Administrative Office of Lincoln National.

NOTICE OF RIGHT TO EXAMINE CONTRACT. Within 10 days after this Contract is first received, it may be cancelled for any reason without penalty by delivering or mailing it to the representative through whom it was purchased or to the Administrative Office of Lincoln National. When the Contract is received at the Administrative Office, Lincoln National will return the Account Value plus an amount to reflect any deducted daily charges as of the date of cancellation where permitted by law.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, ARE VARIABLE. THE AMOUNTS MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

Signed for The Lincoln National Life Insurance Company at Hartford, Connecticut

/s/ John H. Gotta
    President

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                                Table of Contents

Article                                                           Page

     1   Definitions                                                1

     2   Single Premium                                             4

     3   Variable Account                                           5

     4   DCA Fixed Account                                          7

     5   Interest Adjusted Fixed Account                            8

     6   Periodic Income Payments                                  11

     7   Guaranteed Income Benefit Option                          15

     8   Transfers, Withdrawals and Surrenders                     17

     9   Death Benefits                                            19

     10  Beneficiary                                               21

     11  Suspension or Deferral of Payments or Transfers           22

     12  General Provisions                                        23

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                                    ARTICLE 1
                                   DEFINITIONS

ACCESS PERIOD -- The length of time in whole years, measured from the Periodic Income Commencement Date shown on the Contract Specifications during which an Owner may elect to surrender the Contract or make Withdrawals from the Contract. If during the Access Period the payment of the Guaranteed Income Benefit reduces the Account Value to zero, the Access Period will end and the Lifetime Income Period, if any, will begin on the Valuation Date the Account Value equals zero. The Access Period may not be changed by the Owner.

ACCOUNT VALUE -- During the Access Period, on any Valuation Date the sum of the values of the Variable Subaccounts attributable to the Contract plus the sum of the values of the Fixed Account(s) attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by Lincoln National, or at another time of Lincoln National's choosing.

ACCUMULATION UNIT -- A unit of measure used in the calculation of the value of a Variable Subaccount.

ADMINISTRATIVE OFFICE -- The office where servicing of this Contract takes place, located at 1300 South Clinton Street, Fort Wayne, Indiana, 46801-7688, or an institution designated by Lincoln National.

ANNUITANT -- The person upon whose life the annuity payments made after the Periodic Income Commencement Date will be based. The contract allows only one Annuitant who may not be changed after the Contract Date.

ANNUITY UNIT -- A unit of measure used to calculate the amount of a Variable Annuity Payment during the Lifetime Income Period.

ASSUMED INTEREST RATE -- The interest rate used in calculating the Initial Periodic Income Payment. The Assumed Interest Rate is shown on the Contract Specifications and may not be changed.

BENEFICIARY -- The person or persons or entity designated by the Owner to receive the Death Benefit, if any.

INTERNAL REVENUE CODE -- The Internal Revenue Code of 1986, as amended.

CONTRACT -- The agreement between Lincoln National and the Owner, in which Lincoln National provides an annuity as described on the front page of this Contract.

CONTRACT DATE -- The date this Contract became effective. The Contract Date is shown on the Contract Specifications.

CONTRACT YEAR -- Each twelve-month period starting with the Contract Date and each Contract Date anniversary thereafter.

DEATH BENEFIT -- The amount payable upon death of an Owner or an Annuitant.

DCA FIXED ACCOUNT -- A portion of this Contract established by Lincoln National to accept the Single Premium or transfers of Account Value that may only be used for the Dollar Cost Averaging program. Funds in the DCA Fixed Account are invested in the General Account of Lincoln National.

DOLLAR COST AVERAGING (DCA) -- An option that allows the automatic transfer of a portion of the Account Value in periodic installments from a designated DCA holding account to one or more of the Variable Subaccounts available under the Contract. The periodic installments will be over any DCA period made available by Lincoln National and selected by the Owner.

EXPIRATION DATE -- The date on which a selected Guaranteed Period of the Fixed Account will end.

FIXED ACCOUNT -- The fixed portion of the Contract that is invested in the General Account of Lincoln National.

FIXED SUBACCOUNT -- That portion of the Fixed Account which accepts allocations for a Guaranteed Period at a Guaranteed Interest Rate. There is a separate Fixed Subaccount for each Guaranteed Period.

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FUND -- Any of the underlying investment options available in the Variable
Account.

GENERAL ACCOUNT -- An account consisting of all assets owned by Lincoln National other than those assets in segregated investment accounts.

GUARANTEED INTEREST RATE -- The effective annual rate of interest Lincoln National guarantees to credit on assets in each Fixed Subaccount.

GUARANTEED PERIOD -- The length of the period during which an initial or subsequent Guaranteed Interest Rate will be credited. The Guaranteed Period is selected by the Owner from those made available by Lincoln National at the time of selection.

HOME OFFICE -- The principal office of Lincoln National located at 1300 South Clinton Street, Fort Wayne, Indiana, 46802, or an institution designated by Lincoln National.

LIFETIME INCOME PERIOD -- The period that begins after the Access Period, provided the Annuitant, or in the case of a joint life payout the Annuitant or the Secondary Life, is still living and the Contract has not been surrendered. This period will then continue for as long as the Annuitant, or the case of a joint life payout the Annuitant or the Secondary Life, is living.

LINCOLN NATIONAL -- The Lincoln National Life Insurance Company.

NET ASSET VALUE PER SHARE -- The market value of a Fund share calculated each day.

NOTICE -- Any form of communication providing information as required by Lincoln National, either in signed writing or another manner, that Lincoln National approves in advance. All Notices must be received by Lincoln National in the Administrative Office and must include all required information necessary to process the request. To be effective for any Valuation Date, a Notice must be received in good order prior to the end of that Valuation Date.

OWNER -- The one person, two persons or entity who exercises rights of ownership under this Contract. If two persons are named as Owner, all references to Owner means joint Owner.

PERIODIC INCOME COMMENCEMENT DATE -- The Valuation Date on which the Initial Periodic Income Payment is calculated. The due date of the Initial Periodic Income Payment will be no more than 14 calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Specifications.

PERIODIC INCOME PAYMENT -- The variable, periodic income amounts paid to an Owner, or an Owner's designee, during the Access Period and the Lifetime Income Period which vary in amount with the investment experience of each applicable Variable Subaccount and the Fixed Subaccounts. Prior to the Contract Date an Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Periodic Income Payment Mode is shown on the Contract Specifications.

QUALIFIED CONTRACT -- A contract that is used as a funding vehicle for a retirement plan qualified for special tax treatment under the Internal Revenue Code. All other contracts are considered Non-qualified contracts.

SECONDARY LIFE -- A Secondary Life, if any, is the person designated as such on the Contract Specifications. The Secondary Life is one of the persons upon whose life the periodic income payments made after the Periodic Income Commencement Date will be based. The Contract allows only one Secondary Life who may not be changed after the Contract Date.

SINGLE PREMIUM -- The sum of money received by Lincoln National under this Contract.

SURRENDER VALUE -- During the Access Period, the Surrender Value is the Account Value plus or minus any Interest Adjustment.

VALUATION DATE -- Close of the market of each day that the New York Stock Exchange is open for business.

VALUATION PERIOD -- The period commencing at the close of business on a particular Valuation Date and

                                        2

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ending at the close of business on the next succeeding Valuation Date.

VARIABLE ACCOUNT -- The segregated investment account into which Lincoln National sets aside and invests the assets allocated to the Variable Subaccount(s) made available by Lincoln National and selected by the Owner. The Variable Account for this Contract is shown on the Contract Specifications.

VARIABLE SUBACCOUNT -- That portion of the Variable Account which invests in shares of a particular Fund. There is a separate Variable Subaccount for each particular Fund.

WITHDRAWALS -- Additional amounts from the Account Value requested by, and paid to, an Owner during the Access Period.

                                        3

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                                    ARTICLE 2
                                 SINGLE PREMIUM

2.01 WHERE PAYABLE

The Single Premium must be made to Lincoln National at its Administrative
Office.

2.02 AMOUNT

The Single Premium made to this Contract is shown on the Contract
Specifications.

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                                    ARTICLE 3
                                VARIABLE ACCOUNT

3.01 THE VARIABLE ACCOUNT

Any portion of the Single Premium under the Contract may be allocated to the Variable Account of the Contract. The Variable Account, which is designated on the Contract Specifications, is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. Income, gains and losses (whether or not realized) from the assets allocated to the Variable Account shall be credited to or charged against the Variable Account without regard to other income, gains or losses of Lincoln National. The Variable Account will not be charged with the liabilities arising from any other part of Lincoln National's business.

Subject to any required regulatory approvals, Lincoln National reserves the right to eliminate the shares of any Fund and substitute the securities of a different Fund or investment company or mutual fund. Such elimination and substitution may occur if the shares of a Fund are no longer available for investment or, if in the judgment of Lincoln National, further investment in any Fund should become inappropriate in view of the purposes of the Contract. Lincoln National may close any Variable Subaccount to new transfers of Account Value. Lincoln National may add new Variable Subaccounts in which the assets of the Variable Account may be invested. Lincoln National will give the Owner written notice of the elimination and substitution of any Fund as required by law after such substitution occurs.

3.02 ALLOCATION OF SINGLE PREMIUM TO A VARIABLE SUBACCOUNT

The Owner may allocate any portion of the Single Premium to any of the available Variable Subaccounts in accordance with the restrictions on the Contract Specifications.

The Single Premium allocated to each Variable Subaccount will be invested at Net Asset Value Per Share. Following receipt of the Single Premium, Lincoln National will apply the Single Premium to buy Accumulation Units in the Variable Subaccount(s) selected by the Owner.

3.03 VALUATION OF THE VARIABLE ACCOUNT

The value of the Variable Account, prior to the Lifetime Income Period, is equal to the sum of the values allocated to the Variable Subaccounts. The value of a Variable Subaccount, prior to the Lifetime Income Period, is equal to the Accumulation Units credited to a Variable Subaccount multiplied by the value of the Accumulation Unit for the respective Variable Subaccount.

Accumulation Units are used to value all amounts allocated to or withdrawn from a Variable Subaccount as a result of the Single Premium, transfers, Withdrawals, or fees and charges. Accumulation Units for each Variable Subaccount are valued separately. The value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period. The number of Accumulation Units is determined by dividing the amount allocated to or withdrawn from a Variable Subaccount by the dollar value of one Accumulation Unit of the Variable Subaccount as of the Valuation Date the transaction becomes effective. The number of Accumulation Units held for an Owner in a Variable Subaccount will not be changed by any change in the dollar value of Accumulation Units in the Variable Subaccount.

The value of an Accumulation Unit was arbitrarily established at the inception of the Variable Subaccount. The Accumulation Unit value for a Variable Subaccount for any later Valuation Period is determined as follows:

     a. the total value of Fund shares held in the Variable Subaccount is calculated by multiplying the number of Fund shares owned by the Variable Subaccount at the beginning of the Valuation Period by the Net Asset Value Per Share of the Fund at the end of the Valuation Period, and adding any dividend or other distribution of the Fund if an ex-dividend date occurs during the Valuation Period; minus

     b. the liabilities of the Variable Subaccount at the end of the Valuation Period (such liabilities include daily charges imposed on the Variable Subaccount and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln National that Lincoln National determines is a result of the operation

                                        5

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          of the Variable Account); the result divided by

     c. the outstanding number of Accumulation Units in the Variable Subaccount at the beginning of the Valuation Period.

The Accumulation Unit value may increase or decrease the dollar value of benefits under the Contract. Expenses incurred by Lincoln National will not adversely affect the dollar value of benefits.

3.04 MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE

The Mortality and Expense Risk and Administrative charge is a daily charge that Lincoln National will deduct from the Variable Account as shown on the Contract Specifications.

3.05 CHANGE IN OPERATION

Lincoln National reserves the right to transfer assets of the Variable Account to another account, and to modify the structure or operation of the Variable Account, subject to obtaining any necessary regulatory approvals. Lincoln National guarantees that such modification will not affect the Account Value.

                                        6

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                                    ARTICLE 4
                                DCA FIXED ACCOUNT

4.01 ALLOCATION OF SINGLE PREMIUM INTO THE DCA FIXED ACCOUNT

Any portion of the Single Premium paid into this Contract may be allocated to the DCA Fixed Account of the Contract. The amount so allocated will be transferred from the DCA Fixed Account to the designated Variable Subaccount or any Fixed Account available in the Contract in regular installments over a period chosen by the Owner. Transfers will occur at the same interval until the end of the chosen period or, if sooner, until the Account Value in the DCA Fixed Account has been exhausted.

4.02 CREDITING OF INTEREST ON DCA FIXED ACOUNT

Lincoln National guarantees that at the end of each Valuation Period an effective annual interest rate, adjusted for the number of days in the Valuation Period, will be credited to the portion of Account Value, if any, in the DCA Fixed Account at that time. Lincoln National guarantees that it will credit an effective annual Minimum Guaranteed Interest Rate during all years as shown on the Contract Specifications. Lincoln National may credit interest at effective annual rates in excess of the Minimum Guaranteed Interest Rate at any time.

                                        7

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                                    ARTICLE 5
                         INTEREST ADJUSTED FIXED ACCOUNT

5.01 FIXED ACCOUNT

The Fixed Account holds the Fixed Subaccounts for the Guaranteed Period(s). Lincoln National reserves the right to discontinue accepting transfers to any of the available Guaranteed Periods at any time. Lincoln National may also add one or more new Guaranteed Periods at any time.

5.02 ALLOCATION OF SINGLE PREMIUM INTO THE FIXED ACCOUNT

Any portion of the Single Premium made to this Contract may be allocated to the Fixed Account of the Contract. The portion of the Single Premium allocated to the Fixed Account of the Contract will be credited to the Fixed Subaccounts(s) made available by Lincoln National and selected by the Owner.

The minimum amount that may be allocated to any Fixed Subaccount is shown on the Contract Specifications.

The portion of the Single Premium allocated to a Fixed Subaccount will be invested at the Guaranteed Interest Rate in effect for the respective Guaranteed Period on the day the allocation is credited to the Fixed Subaccount.

5.03 VALUATION OF FIXED ACCOUNT

The value of the Fixed Account of this Contract at any time prior to the Lifetime Income Period is equal to the sum of the then current values of all Fixed Subaccount(s) with respect to this Contract before any Interest Adjustment.

5.04 CREDITING OF INTEREST ON FIXED ACCOUNT

Lincoln National will establish the applicable effective annual Guaranteed Interest Rate for each Fixed Subaccount at the beginning of that Guaranteed Period. The Guaranteed Interest Rate will be guaranteed for the duration of the applicable Guaranteed Period. Subsequent Guaranteed Interest Rate(s) will be determined at the beginning of subsequent Guaranteed Period(s) and may be higher or lower than the previous interest rate. A Guaranteed Interest Rate will never be less than the effective annual Minimum Guaranteed Interest Rate shown on the Contract Specifications. Lincoln National may credit interest at effective annual rates in excess of the Minimum Guaranteed Interest Rate at any time.

Prior to the earlier of:

     a.   termination of this Contract upon payment of any Death Benefit; or

     b.   surrender of this Contract;

Lincoln National guarantees that at the end of each Valuation Period the applicable effective annual interest rate, adjusted for the number of days in the Valuation Period, will be credited to the portion of Account Value, if any, in the Fixed Account at that time.

5.05 GUARANTEED PERIODS

Each individual amount allocated to a Fixed Subaccount will have an associated Guaranteed Period, Guaranteed Interest Rate and Expiration Date and will be treated separately from other amounts allocated to the Fixed Subaccount. Multiple amounts allocated to the same Fixed Subaccount may have different Guaranteed Interest Rates, and Expiration Dates, and Interest Adjustments. The Guaranteed Period begins when the amount is allocated to that Fixed Subaccount and ends on the Expiration Date for the Guaranteed Period selected.

Lincoln National will send written notice to the Owner at the last address known to Lincoln National regarding an upcoming expiration of a Guaranteed Period. Lincoln National will send this notice at least 45 but not more than 75 days prior to the Expiration Date of such Guaranteed Period. The Owner must provide a Notice, prior to the

                                        8

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Expiration Date of a previously selected Guaranteed Period, to transfer all or a portion of the value of the amount in a Fixed Subaccount at the Expiration Date. The value may be transferred to one or more of the Fixed Subaccounts or Variable Subaccounts. Such Notice must be in accordance with the transfer provisions of the Contract. If no Notice from the Owner is received by Lincoln National prior to the Expiration Date of a previously selected Guaranteed Period, a subsequent Guaranteed Period of the same duration, if available, will begin automatically upon the expiration of the preceding Guaranteed Period.

If the Notice requests only a portion of the value of the Fixed Subaccount to be transferred, the remaining amount will be automatically invested in a subsequent Guaranteed Period of the same duration, if available, upon the expiration of the preceding Guaranteed Period.

In the event the preceding Guaranteed Period is no longer available and no Notice has been received from the Owner, the value of the Fixed Subaccount will be transferred to a new Fixed Subaccount for a Guaranteed Period with the shortest duration currently available.

5.06 INTEREST ADJUSTMENT

An Interest Adjustment will not apply to any Periodic Income Payment.

Any transfer, Withdrawal, or surrender of Account Value from a Fixed Subaccount, will be increased or decreased by an Interest Adjustment, unless the transfer, surrender or Withdrawal is effective:

     a. During the Right to Examine Contract period (shown on the front cover).

     b.   On the Expiration Date of a Guaranteed Period.

     c.   As a result of the death of the Owner or the death of the Annuitant.

     d. Subsequent to the onset of the "permanent and total disability" of the Owner. "Permanent and total disability" is disability that prevents the Owner from engaging in any occupation for remuneration or profit, and which has existed continuously for a period of 12 months prior to the 65th birthday of the disabled Owner, provided that written proof of total disability is sent to Lincoln National at its Administrative Office.

     e. Subsequent to the diagnosis of a terminal illness of the Owner. Diagnosis of the terminal illness must be subsequent to the Contract Date and result in a life expectancy of less than one year, as determined by a qualified professional medical practitioner.

     f. Subsequent to the admittance of the Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for 90 consecutive days prior to the surrender or Withdrawal.

If a non-natural person is the Owner of the Contract, the Annuitant or Secondary Life will be considered the Owner of the Contract for purposes of this provision.

The amount of the Interest Adjustment is calculated by multiplying the dollar amount transferred, withdrawn or surrendered by the following amount:

     (1+A)/n/  divided by (1 + B)/n/, the result reduced by 1.0, where:

     A = the yield rate determined at the beginning of the Guaranteed Period, for a U.S. Treasury security with time to maturity equal to the applicable Guaranteed Period;

     B = the yield rate, determined at the time of the transfer, Withdrawal or surrender, for a U.S. Treasury security with time to maturity equal to the time remaining in the applicable Guaranteed Period, if greater than one year. For periods remaining of one year or less, the yield rate for one-year U.S. Treasury security is used;

          n = the number of fractional years remaining in the applicable Guaranteed Period (e.g. 1 year and 73 days = 1 + (73 divided by 365) =
          1.2 years.

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Straight-line interpolation is used to determine the yield rate for a U.S.
Treasury security with time to maturity for the applicable Guaranteed Period if such yield rate is not quoted.

A positive Interest Adjustment increases the amount transferred, withdrawn or surrendered while a negative Interest Adjustment decreases it. A negative Interest Adjustment, however, will not reduce the amount transferred, withdrawn, or surrendered below the value it would have had if the Minimum Guaranteed Interest Rate had been credited to the Fixed Subaccount instead of the actual Guaranteed Interest Rate.

If such yields are no longer published, Lincoln National will substitute an appropriate index of publicly traded obligations.

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                                    ARTICLE 6
                            PERIODIC INCOME PAYMENTS

6.01 DETERMINATION OF THE AMOUNT OF THE INITIAL PERIODIC INCOME PAYMENT

The Initial Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an annuity factor. The Initial Periodic Income Payment is shown on the Contract Specifications.

The annuity factor is based upon, as of the Periodic Income Commencement Date, the age and sex of the Annuitant; the age and sex of the Secondary Life, if applicable; the Periodic Income Payment Mode; the length of the Access Period; the Assumed Interest Rate and when applicable the 1983 'a' Individual Annuity Mortality Table, modified.

6.02  DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS

An Owner must elect to adjust the Periodic Income Payments on a modal basis or an annual basis. If an election is made to adjust Periodic Income Payments on an annual basis, the monthly Periodic Income Payment Mode must be chosen. If this election is not made by the Owner prior to the Contract Date, Periodic Income Payments will be adjusted on a modal basis.

6.03 DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE ACCESS
PERIOD

If Periodic Income Payments are being adjusted on a modal basis, then each subsequent Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for the due date of a Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor.

If Periodic Income Payments are being adjusted on an annual basis, then each Periodic Income Payment due on the anniversary of the Initial Periodic Income Payment Date will be determined by dividing the Account Value as of the Valuation Date for that Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor. Periodic Income Payments made between anniversaries of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment calculated as of the prior anniversary (this includes the Initial Periodic Income Payment Date), unless there is a Withdrawal. If a Withdrawal is taken, the next Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for that Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next anniversary of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

If the Guaranteed Income Benefit Option is in effect, payments equal to the Guaranteed Income Benefit may reduce the Account Value to zero prior to the end of the Access Period (See: Guaranteed Income Benefit Option).

If a Secondary Life was not designated, prior to the death of the Annuitant, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment: the age and sex of the Annuitant; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Interest Rate; and when applicable the 1983 'a' Individual Annuity Mortality Table, modified. Upon receipt of due proof of the death of the Annuitant, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment, the Periodic Income Payment Mode; an Access Period (See: Death before the Lifetime Income Period); and the Assumed Interest Rate. Periodic Income Payments will continue until the end of the Access Period. There will be no Periodic Income Payments due after the Access Period.

If a Secondary Life was designated, then prior to the death of either the Annuitant or the Secondary Life, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment: the ages and sexes of the Annuitant and the Secondary Life; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Interest Rate; and when applicable the 1983 'a' Individual Annuity Mortality Table, modified. Upon receipt of due proof of the first death of the Annuitant or the Secondary Life, the next Periodic Income Payment (regardless of whether Periodic Income Payments are being adjusted on a modal basis or an annual basis) will be compared to a Periodic Income Payment calculated by substituting the age and sex of

                                       11

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the survivor for the ages and sexes of the Annuitant and the Secondary Life in the revised annuity factor described above. If the resulting Periodic Income Payment is less than or equal to the Periodic Income Payment determined by using both lives, then both lives will continue to be used in calculating the revised annuity factor. If the resulting Periodic Income Payment is greater than the Periodic Income Payment determined by using both lives, then the following will occur:

1. The age and sex of the survivor will be substituted for the ages and sexes of the Annuitant and the Secondary Life in calculating subsequent revised annuity factors to determine Periodic Income Payments subsequent to the first death of either the Annuitant or Secondary Life.

2. The next Periodic Income Payment due after the first death of either the Annuitant or Secondary Life, regardless of whether Periodic Income Payments are being adjusted on a modal basis or an annual basis, will be calculated using the revised annuity factor. If Periodic Income Payments are being adjusted on an annual basis, any subsequent Periodic Income Payments due prior to the next anniversary of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment determined immediately following the first death of either the Annuitant or Secondary Life, unless there is a Withdrawal.

After the deaths of both the Annuitant and the Secondary Life the revised annuity factor is based only upon, as of the Valuation Date of the Periodic Income Payment, the Periodic Income Payment Mode; an Access Period (See:Death before the Lifetime Income Period); and the Assumed Interest Rate. Periodic Income Payments will continue until the end of the Access Period. There will be no Periodic Income Payments due after the Access Period.

6.04 DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD

If Periodic Income Payments are being adjusted on a modal basis, then the first modal Periodic Income Payment from the Fixed Account during the Lifetime Income Period will be determined by dividing the Account Value, if any, in the Fixed Account as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. Each subsequent modal Periodic Income Payment from the Fixed Account during the Lifetime Income Period will be determined by multiplying the prior modal Periodic Income Payment from the Fixed Account by 'A' divided by 'B', where:

     'A' is the 'Interest Adjustment Factor' raised to a power equal to the number of days since the prior annual or modal Periodic Income Payment Valuation Date, and the 'Interest Adjustment Factor' is equal to (1 + i) raised to the power of (1/365), with 'i' equal to an annual effective rate of interest not less than 0%; and

     'B' is the 'Daily Factor' raised to a power equal to the number of days since the prior annual or modal Periodic Income Payment Valuation Date, and the 'Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of (1/365).

If Periodic Income Payments are being adjusted on an annual basis, then the modal Periodic Income Payments from the Fixed Account(s) during the first year of the Lifetime Income Period will be determined by first dividing the Account Value, if any, in the Fixed Account(s) by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); an annual mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. Then the resulting annual modal amounts will be converted into modal Periodic Income Payments by dividing the annual modal amount by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and the 1983 'a' Individual Annuity Mortality Table, modified.

The modal Periodic Income Payments from the Fixed Account(s) during each subsequent year of the Lifetime Income Period will be determined by first multiplying the annual modal amount from the prior Periodic Income Payment Date Anniversary by 'A' divided by 'B'. The resulting annual modal amount will be converted into modal Periodic Income Payments by dividing the annual modal amount by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment

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Mode; an annual effective rate of interest not less than 0%; and the 1983 'a'
Individual Annuity Mortality Table, modified.

If Periodic Income Payments are being adjusted on a modal basis, then the first modal Periodic Income Payment from the Variable Account during the Lifetime Income Period will be determined by dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. The result for each Variable Subaccount will then be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per payment per Variable Subaccount for subsequent Periodic Income Payments. Each subsequent modal Periodic Income Payment will be determined by multiplying the number of Annuity Units per payment per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on the Valuation Date for the Periodic Income Payment and summing the results.

If Periodic Income Payments are being adjusted on an annual basis, then the modal Periodic Income Payments from the Variable Account during the first year of the Lifetime Income Period will be determined by first dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See:
Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); an annual mode; the Assumed Interest Rate; and the 1983 'a' Individual Annuity Mortality Table, modified. Then the result for each Variable Subaccount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per Variable Subaccount reflecting an annual modal amount for subsequent Periodic Income Payments. Finally, the resulting annual modal amounts per Variable Subaccount will be summed and transferred to the General Account of Lincoln National and converted into modal Periodic Income Payments by dividing the annual modal amount transferred by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary
Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and the 1983 'a' Individual Annuity Mortality Table, modified.

The modal Periodic Income Payments from the Variable Subaccount(s) during each subsequent year of the Lifetime Income Period will be determined by first multiplying the number of Annuity Units reflecting an annual modal amount per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on the Valuation Date for the first modal Periodic Income Payment due on the anniversary of the initial Periodic Income Payment and summing the results. Then the resulting annual modal amount will be transferred to the General Account of Lincoln National and converted into modal Periodic Income Payments by dividing the annual modal amount by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and the 1983 'a' Individual Annuity Mortality Table, modified.

The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by 'A' divided by 'B', where:

     'A' is a Variable Subaccount's Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period; and

     'B' is the 'Daily Factor' raised to a power equal to the number of days in the current Valuation Period, where the 'Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of 1/365.

6.05 PROOF OF AGE

Periodic Income Payments will be subject to proof of age that Lincoln National will accept, such as a certified copy of a birth certificate.

6.06 MINIMUM PERIODIC INCOME PAYMENT REQUIREMENTS

Lincoln National reserves the right to reduce the frequency of payments to an interval which will result in each payment exceeding the minimum Periodic Income Payment amount shown on the Contract Specifications. Lincoln National will pay the Account Value in a lump sum if the frequency interval is annual and the resulting

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

annuity payment is less than the minimum annuity payment amount shown on the Contract Specifications.

6.07 EVIDENCE OF SURVIVAL

Lincoln National has the right to ask for proof that the Annuitant and Secondary Life, if any, are alive when each Periodic Income Payment is due.

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                                    ARTICLE 7
                        GUARANTEED INCOME BENEFIT OPTION

7.01 DETERMINATION OF PERIODIC INCOME PAYMENTS WITH THE GUARANTEED INCOME BENEFIT OPTION

If the Guaranteed Income Benefit Option is selected and shown on the Contract Specifications, the Periodic Income Payments that Lincoln National will pay will be equal to the greater of:

     a.   the subsequent Periodic Income Payment as determined above, and

     b.   the Guaranteed Income Benefit.

The daily charge when the Guaranteed Income Benefit Option is in effect is shown under the Mortality and Expense Risk and Administrative Charge on the Contract Specifications.

During the Access Period, this will result in an amount no less than the Guaranteed Income Benefit amount being paid from the Account Value, which may result in a lower Account Value than otherwise would be available in the absence of the Guaranteed Income Benefit Option. If during the Access Period the payment of the Guaranteed Income Benefit reduces the Account Value to zero, the Access Period will end and the Lifetime Income Period, if any, will begin on the Valuation Date the Account Value equals zero. Each subsequent Periodic Income Payment during the Lifetime Income Period, if any, will be equal to the Guaranteed Income Benefit.

During the Lifetime Income Period, if a Periodic Income Payment as determined above is less than the Guaranteed Income Benefit, the excess of the Guaranteed Income Benefit over the Periodic Income Payment will reduce the number of Annuity Units per Variable Subaccount payable in each subsequent Periodic Income Payment. The reduction to the number of Annuity Units per payment will be determined by first dividing 'a' by 'b' where:

     'a' is the amount of the excess of the Guaranteed Income Benefit over the Periodic Income Payment; and

     'b' is a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period)

and then dividing this result by the Annuity Unit value as of the Valuation Date of the Periodic Income Payment.

If payment of the Guaranteed Income Benefit reduces the number of Annuity Units per payment to zero during the Lifetime Income Period, then each subsequent Periodic Income Payment during the remainder of the Lifetime Income Period, if any, will be equal to the Guaranteed Income Benefit.

The Initial Guaranteed Income Benefit is shown on the Contract Specifications.

The Guaranteed Income Benefit will be equal to the Initial Guaranteed Income Benefit, reduced by Withdrawals, if any. Each Withdrawal will reduce the Guaranteed Income Benefit in the same proportion as the amount withdrawn reduces the Account Value on the Valuation Date of the Withdrawal. If the Guaranteed Income Benefit Option is selected, the Account Value may only be allocated to the Fixed and/or Variable Subaccount(s) available for use with this benefit option.

7.02 TERMINATION OF THE GUARANTEED INCOME BENEFIT OPTION

The Guaranteed Income Benefit Option may be terminated by the Owner. Notice of the termination, either in signed writing or another manner that Lincoln National approves in advance, must be sent to Lincoln National. The termination will be effective as of the Valuation Date on the next Periodic Income Commencement Date anniversary.

The Guaranteed Income Benefit Option will terminate upon the death of the Annuitant or, if a joint life payout was elected, upon the death of last to die of the Annuitant and Secondary Life.

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

Upon the effective date of the termination of the Guaranteed Income Benefit, the daily charge imposed in a Variable Subaccount will be the daily charge imposed for Contracts without the Guaranteed Income Benefit Option and subsequent Periodic Income Payments will not be subject to the Guaranteed Income Benefit.

                                       16

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                                    ARTICLE 8
                      TRANSFERS, WITHDRAWALS AND SURRENDERS

8.01 TRANSFERS

An Owner may direct a transfer between the Variable Subaccounts and/or the Fixed Account(s) of any portion of the Account Value by providing Notice to transfer. Transfers will be subject to the Transfer Requirements shown on the Contract Specifications.

Upon receipt of Notice to transfer, Lincoln National will process the transfer within the time period required by the Securities and Exchange Commission, unless the Suspension or Deferral of Payments or Transfers provision is in effect.

Transfers between the Variable Subaccounts before the Lifetime Income Period will result in the selling of Accumulation Units from one Variable Subaccount and the purchase of Accumulation Units from the other Variable Subaccount, at the current Accumulation Unit values.

Transfers between the Variable Subaccounts during the Lifetime Income Period will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount, at the current Annuity Unit values. These Annuity Units will then represent the number of Annuity Units per payment from the Variable Subaccount.

Transfers from the Fixed Account to the Variable Account are not permitted after the Access Period. Transfers from the Variable Account to the Fixed Account after the Access Period may occur only on the Valuation Date of a Periodic Income Payment.

Transfers will be accomplished at the applicable Accumulation Unit values or Annuity Unit values as of the Valuation Date the Notice to transfer is received.

Each transfer from a Fixed Subaccount will be subject to an Interest Adjustment unless the transfer is effective on the Expiration Date of the Guaranteed Period. If a Notice to transfer from a Fixed Subaccount is received during the 45 but not more than 75 day period immediately proceeding the Expiration Date of that Guaranteed Period, the transfer will be effective as of the Expiration Date unless an immediate transfer is requested. If an immediate transfer is requested, the transfer will occur on the Valuation Date the Notice to transfer is received. If a Notice to transfer is received at any time other than during this 45 but not more than 75 day period, the transfer will be accomplished as of the Valuation Date the Notice for transfer is received.

Each transfer to a Fixed Subaccount during the Access Period will have an associated Guaranteed Period, Guaranteed Interest Rate and Expiration Date and will be treated separately from other transfers of a portion of the Account Value to the Fixed Account. The allocation of the Single Premium and transfers into the same Fixed Subaccount may result in portions of the Account Value therein having different Guaranteed Interest Rates, Expiration Dates and Interest Adjustments. The Guaranteed Period begins when the transfer of a portion of Account Value is credited into that Fixed Subaccount and ends on the Expiration Date of the Guaranteed Period selected.

If the DCA program is discontinued by the Owner prior to the end of the selected DCA period, any remaining portion of the Account Value held in a designated DCA holding account within the DCA Fixed Account will be transferred automatically to the Variable Subaccount(s) and any Fixed Account the Owner selected under the DCA program.

Lincoln National reserves, in its sole opinion, the right to limit or modify transfers that may have an adverse effect on other contract owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by Lincoln National to disadvantage other contract owners.

Lincoln National has the right to waive or modify any of these restrictions.

8.02 WITHDRAWALS

During the Access Period, an Owner may, upon Notice to Lincoln National, make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the Withdrawal and surrender requirements as shown on the Contract Specifications. Withdrawals are not allowed after the Access Period.

Upon receipt of Notice of Withdrawal, Lincoln National will pay the amount of any Withdrawal within the time period as required by the Securities and Exchange Commission unless the Suspension or Deferral of Payments or Transfers provision is in effect. Withdrawals will be accomplished at Accumulation Unit values as of the Valuation Date the Notice for Withdrawal is received.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income Payments and the Guaranteed Income Benefit, if elected (See:
Determination of Subsequent Periodic Income Payments During the Access Period).

A Withdrawal will be effective on the Valuation Date that Lincoln National receives Notice to withdraw. The Notice must specify from which Variable Subaccount and/or any Fixed Account the Withdrawal will be made. If no allocation is specified, Lincoln National will withdraw the amount requested on a pro-rata basis from each Variable Subaccount and/or any Fixed Account.

Withdrawals from a Fixed Subaccount will be subject to an Interest Adjustment unless the Withdrawal is effective on the Expiration Date of the Guaranteed Period. If a request for a Withdrawal from a Fixed Subaccount is received during the 45 but not more than 75 day period immediately preceding the Expiration Date of that Guaranteed Period, the Withdrawal will be effective as of the Expiration Date unless an immediate Withdrawal is requested. If an immediate Withdrawal is requested, the Withdrawal will occur on the Valuation Date the Notice for a Withdrawal is received. If a Notice for a Withdrawal is received at any time other than during the 45 but not more than 75 day period, the Withdrawal will be accomplished as of the Valuation Date the Notice for a Withdrawal is received.

8.03 SURRENDERS

During the Access Period, the Owner may, upon Notice to Lincoln National, surrender this Contract for its Surrender Value.

Upon receipt of Notice to surrender, Lincoln National will pay the amount of any surrender within the time period required by the Securities and Exchange Commission, unless the Suspension or Deferral of Payments or Transfers provision is in effect.

If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract will terminate. The surrender will be effective on the Valuation Date on which Lincoln National receives Notice of surrender.

Surrenders will be subject to the Withdrawal and surrender requirements as shown on the Contract Specifications.

Surrenders are not allowed after the Access Period.

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                                    ARTICLE 9
                                 DEATH BENEFITS

The Death Benefit provided under this Contract will be paid upon approval by Lincoln National and after Lincoln National is in receipt of:

     a.   proof, satisfactory to Lincoln National, of the death;

     b.   written authorization for payment; and

     c.   all claim forms, fully completed.

Due proof of death may be a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to Lincoln National.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.

Notwithstanding any provision of this Contract to the contrary, the payment of Death Benefits provided under the Contract must be made in compliance with Internal Revenue Code Section 72(s), as amended from time to time.

Complete distribution of the Death Benefit will terminate the Contract.

9.01 DEATH BEFORE THE LIFETIME INCOME PERIOD

Death of Owner
If there is a single Owner, then upon the death of the Owner Lincoln National will pay a Death Benefit to the designated Beneficiary(s). If the designated Beneficiary of the Death Benefit is the surviving spouse of the deceased Owner, the spouse may elect to continue the Contract as the new Owner. The Death Benefit in effect at the time of death of the original Owner will continue, unless subsequently terminated by the surviving spouse. If there are no designated Beneficiaries, Lincoln National will pay a Death Benefit to the Owner's estate. Upon the death of the spouse who continues the Contract as the new Owner, Lincoln National will pay a Death Benefit to the designated Beneficiary(s).

If there are two Owners, upon the death of the first Owner, Lincoln National will pay a Death Benefit to the surviving Owner. If the surviving Owner is the spouse of the deceased Owner, then the spouse may elect to continue the Contract as sole Owner. The Death Benefit in effect at the time of death of the original Owner will continue, unless subsequently terminated by the surviving spouse. Upon the death of the Owner who continues the Contract, Lincoln National will pay a Death Benefit to the designated Beneficiary(s).

Upon the death of an Owner, the recipient of the rights of ownership, as provided for in this Contract, may elect to continue the Contract and receive any remaining Periodic Income Payments at least as rapidly as they were being distributed prior to such death, or elect to terminate the Contract and receive full payment of the Death Benefit.

Death of Annuitant or Secondary Life
If the Annuitant is also an Owner, then the Death Benefit paid upon the death of the Annuitant will be subject to the Contract provisions regarding death of an Owner.

Upon notification to Lincoln National of the death of the Annuitant or, if applicable, the Secondary Life, the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may elect to continue the Contract and receive the Periodic Income Payments or elect to terminate the Contract and receive full payment of the Death Benefit. If an election is made to continue the Periodic Income Payments, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will then continue for the remainder of the Access Period and then, if there is a surviving Annuitant or, if applicable, Secondary Life, for the Lifetime Income Period. If there is not a surviving Annuitant or Secondary Life, an Access Period will be calculated over which the Periodic Income Payments will continue to be paid (see section 6.03).

In any event, if full payment of the Death Benefit is not made upon the death of the Annuitant or Secondary Life, Periodic Income Payments will continue to be paid at least as rapidly as they were being distributed prior to such death.

Determination of Amounts
The Death Benefit that is payable under this Contract is equal to the current Account Value as of the Valuation Date on which the death claim is approved by Lincoln National for payment.

If a lump sum settlement is elected, the proceeds will be mailed within the time period required by the Securities and Exchange Commission following Lincoln National's approval of the death claim, unless the Suspension or Deferral of Payments or Transfers provision is in effect.

9.02 DEATH DURING THE LIFETIME INCOME PERIOD

Upon the death of any Owner that is not an Annuitant or Secondary Life, the Periodic Income Payments will continue for as long as the Annuitant or the Secondary Life, if applicable, is living.

Upon the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and the Contract will terminate. If a Secondary Life was designated and is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon the death of the Secondary Life, if the Annuitant is no longer surviving, the Periodic Income Payments will cease and the Contract will terminate. If the Annuitant is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Annuitant continues to live.

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                                   ARTICLE 10
                                   BENEFICIARY

10.01 DESIGNATION OF BENEFICIARY

The Owner may designate a Beneficiary and a contingent Beneficiary.

Unless otherwise stated in the Beneficiary designation, multiple Beneficiaries are presumed to share equally.

10.02 CHANGE OF BENEFICIARY

The Owner may change any Beneficiary unless otherwise provided in the previous designation by providing a Notice to change Beneficiary. A change of Beneficiary will revoke any previous designation. When a change of Beneficiary is received by Lincoln National, whether or not the Owner is then alive, it will take effect as of the date the request was sent. For purposes of determining on which date a written change of Beneficiary is sent, the postmark date will be used. Any payment made or action taken or allowed before the change of Beneficiary is received will be without prejudice to Lincoln National.

Lincoln National reserves the right to request the Contract for endorsement of the change.

10.03 DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Owner, that Beneficiary's interest will go to any other primary Beneficiaries named, according to their respective interests. If there are no primary Beneficiaries, the Beneficiaries' interest will pass to a contingent Beneficiary, if any. Prior to the Periodic Income Commencement Date, if no Beneficiary or contingent Beneficiary survives the Owner, the Death Benefits will be paid to the Owner's estate.

Unless otherwise provided in the Beneficiary designation, once a Beneficiary is receiving Death Benefits or annuity payments under an annuity payment option, the Beneficiary may name his or her own Beneficiary to receive any remaining benefits due under the Contract, should the original Beneficiary die prior to receipt of all benefits. If no Beneficiary is named or the named Beneficiary predeceases the original Beneficiary, any remaining benefits will continue to the original Beneficiary's estate. A Beneficiary designation must be made by Notice to Lincoln National.

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                                   ARTICLE 11
                 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS

11.01 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM OR WITHIN THE VARIABLE ACCOUNT

Lincoln National reserves the right to suspend or postpone payments for a transfer, Withdrawal or surrender for any period when:

1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2.   trading on the New York Stock Exchange is restricted;

3. an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of the Owner.

The applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                                   ARTICLE 12
                               GENERAL PROVISIONS

12.01 THE CONTRACT

The Contract and any amendment(s), endorsement(s), rider(s) or application attached to this Contract make up the entire Contract. Only the President, a Vice President, the Secretary or an Assistant Secretary of Lincoln National has the power, on behalf of Lincoln National, to change, modify, or waive any provisions of this Contract.

All statements made by or under the authority of the Owner for the issuance of the Contract are deemed to be representations and not warranties.

Any changes, modifications, or waivers must be in writing. No representative or person other than the above named officers has authority to change or modify this Contract or waive any of its provisions. All terms used in this Contract will have their usual and customary meaning except when specifically defined.

12.02 OWNERSHIP

All Owners will be treated as having equal, undivided interests in the Contract, including rights of survivorship. Either Owner, independently of the other, may exercise any ownership rights in the Contract. The existence of a Joint Owner will not operate to continue the Contract upon the death of the first Owner, unless the Joint Owner is the spouse of the deceased Owner.

12.03 ASSIGNMENTS

This Contract may not be sold, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose. If this Contract is used with a Qualified Plan, the Contract will not be transferable unless allowed under applicable law.

12.04 INCONTESTABILITY

This Contract will not be contested by Lincoln National.

12.05 MISSTATEMENT OF AGE AND/OR SEX

If the age and/or sex of the Annuitant has been misstated, the amount payable under the Contract will be adjusted to be the amount of income which the actual premium paid would have purchased for the correct age and/or sex according to Lincoln National's rates in effect on the Contract Date. Any overpayment by Lincoln National will be charged against the payments to be made next succeeding the adjustment. Any underpayment by Lincoln National will be paid in a lump sum.

12.07 NONPARTICIPATING

The Contract is nonparticipating and will not share in the surplus earnings of Lincoln National.

12.08 OWNERSHIP OF THE ASSETS

Lincoln National will have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

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

12.09 REPORTS

Prior to the Lifetime Income Period, Lincoln National will mail a report to the Owner at least once each Calendar Year. The report will be mailed to the last address known to Lincoln National. The report will include a statement of the number of Accumulation Units credited to the Variable Account. The report will also include the total Account Value, the cash surrender value, and Death Benefit. Such other information as may be required by law or regulation will also be included. The information in the report will be as of a date not more than two months prior to the date of mailing the report. The Owner will have 60 days from the date the report or confirmation is received to notify Lincoln National of any errors in the report or confirmation, otherwise the report or confirmation will be deemed to be final and correct.

12.10 PREMIUM TAX

State and local government premium tax, if applicable, will be deducted from the Single Premium or Account Value when incurred by Lincoln National or at another time of Lincoln National's choosing.

12.11 LOANS

Loans are not permitted under this Contract.

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                   The Lincoln National Life Insurance Company
                                 A Stock Company
     Executive Office: 1300 South Clinton Street . Fort Wayne, Indiana 46801
                Administrative Office: P.O. Box 7890, Fort Wayne,
                         Indiana 46801-7890 888-916-4900

                                ANNUITY CONTRACT

               Single Premium Immediate Fixed and Variable Annuity
                                Nonparticipating

If you have any questions concerning this Contract, please contact your Lincoln National representative or the Administrative Office of Lincoln National.